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                                                                   Exhibit 12.2

               California Steel Industries, Inc. and Subsidiary

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
                                                  Computation Of Ratio Of EBITDA,
                                                  As Adjusted To Interest Expense

                                                                                         Year ended December 31,
                                                                       --------------------------------------------------------
                                                                                     (All dollar amounts in thousands)
                                                                         1999       1998       1997       1996       1995
Income before Income Taxes............................................  77,027     26,816     44,316     67,725    46,988
Add: Interest Expense - Net...........................................  16,345     16,954     13,977     10,145    16,332
Exclude Gain/Loss on Fixed Assets.....................................     (13)       308      1,054      2,518     2,916
Depreciation (Cash Flow)..............................................  26,331     26,659     24,374     18,844    18,623
                                                                        ------     ------     ------     ------    ------
EBITDA, As Adjusted................................................... 119,690     70,737     83,721     99,232    84,859
                                                                        ======     ======     ======     ======    ======

Interest Expense, Net.................................................  16,345     16,954     13,977     10,145    16,332
Ratio EBITDA, As Adj to Interest Expense, Net.........................     7.3        4.2        6.0        9.8       5.2
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